                                    ASSET PURCHASE
                                         AND
                           LIABILITIES ASSUMPTION AGREEMENT
                                    BY AND BETWEEN
                               DESMOND L. FISCHER, M.D.
                                         AND
                                 INSIGHT HEALTH CORP.

                                  TABLE OF CONTENTS

ARTICLE 1.PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES . . . . . . . . .  1
    SECTION 1.1.  Incorporation of Recitals. . . . . . . . . . . . . . . . .  1
    SECTION 1.2.  Sale and Purchase of Assets. . . . . . . . . . . . . . . .  1
    SECTION 1.3.  Assumption of Liabilities. . . . . . . . . . . . . . . . .  2
    SECTION 1.4.  Purchase Price . . . . . . . . . . . . . . . . . . . . . .  2
    SECTION 1.5.  Tax Allocation . . . . . . . . . . . . . . . . . . . . . .  2
    SECTION 1.6.  Closing. . . . . . . . . . . . . . . . . . . . . . . . . .  2
    SECTION 1.7.  Abandonment Date.  . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2.OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  4
    SECTION 2.1.  Financial Statements . . . . . . . . . . . . . . . . . . .  4
    SECTION 2.2.  Professional Services Agreement. . . . . . . . . . . . . .  4
    SECTION 2.3.  Noncompetition Agreement . . . . . . . . . . . . . . . . .  4
    SECTION 2.4.  Further Assurances . . . . . . . . . . . . . . . . . . . .  4
    SECTION 2.5.  Lease Agreement. . . . . . . . . . . . . . . . . . . . . .  5
    SECTION 2.6.  Collection of Pre-Closing Accounts Receivable. . . . . . .  5

ARTICLE 3.REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . .  5
    SECTION 3.1.  Power of Seller. . . . . . . . . . . . . . . . . . . . . .  5
    SECTION 3.2.  Validity . . . . . . . . . . . . . . . . . . . . . . . . .  5
    SECTION 3.3.  Title to Assets. . . . . . . . . . . . . . . . . . . . . .  6
    SECTION 3.4.  Contracts, Leasehold Interests . . . . . . . . . . . . . .  6
    SECTION 3.5.  Condition of Property. . . . . . . . . . . . . . . . . . .  6
    SECTION 3.6.  Trademarks, Patents, and Other Rights. . . . . . . . . . .  6
    SECTION 3.7.  Proprietary Information of Third Parties.. . . . . . . . .  7
    SECTION 3.8.  Litigation and Investigations. . . . . . . . . . . . . . .  7
    SECTION 3.9.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
    SECTION 3.10. Insurance Coverage . . . . . . . . . . . . . . . . . . . .  8
    SECTION 3.11. Fees and Commissions . . . . . . . . . . . . . . . . . . .  8
    SECTION 3.12. Insider Interests. . . . . . . . . . . . . . . . . . . . .  8
    SECTION 3.13. Other Approvals. . . . . . . . . . . . . . . . . . . . . .  9
    SECTION 3.14. Environmental Liabilities. . . . . . . . . . . . . . . . .  9
    SECTION 3.15. Fraud and Abuse. . . . . . . . . . . . . . . . . . . . . . 10
    SECTION 3.16. Employees. . . . . . . . . . . . . . . . . . . . . . . . . 10
    SECTION 3.17. Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . 10
    SECTION 3.18. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 4.REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . . 11
    SECTION 4.1.  Organization, Qualification, and Corporate Power of Buyer. 11
    SECTION 4.2.  Validity . . . . . . . . . . . . . . . . . . . . . . . . . 11
    SECTION 4.3.  Fees and Commissions . . . . . . . . . . . . . . . . . . . 12
    SECTION 4.4.  Other Approvals. . . . . . . . . . . . . . . . . . . . . . 12

                                       i
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    SECTION 4.5.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE 5.COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . . . 12
    SECTION 5.1.  Operation of Business. . . . . . . . . . . . . . . . . . . 12
    SECTION 5.2.  Liens on Assets. . . . . . . . . . . . . . . . . . . . . . 13
    SECTION 5.3.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . 13
    SECTION 5.4.  Non-Contravention. . . . . . . . . . . . . . . . . . . . . 13
    SECTION 5.5.  Standstill . . . . . . . . . . . . . . . . . . . . . . . . 13
    SECTION 5.6.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . 13
    SECTION 5.7.  Third-Party Consents . . . . . . . . . . . . . . . . . . . 13
    SECTION 5.8.  Cooperation with Buyer . . . . . . . . . . . . . . . . . . 13
    SECTION 5.9.  Regulatory Approvals . . . . . . . . . . . . . . . . . . . 13
    SECTION 5.10. Non-Solicitation . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 5.11. General Cooperation. . . . . . . . . . . . . . . . . . . . 14
    SECTION 5.12. Notification . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 6.COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 6.1.  Third-Party Consents . . . . . . . . . . . . . . . . . . . 14
    SECTION 6.2.  General Cooperation. . . . . . . . . . . . . . . . . . . . 14
    SECTION 6.3.  Employment . . . . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 6.4.  Non-Contravention. . . . . . . . . . . . . . . . . . . . . 14
    SECTION 6.5.  Regulatory Approvals . . . . . . . . . . . . . . . . . . . 14
    SECTION 6.6.  Notification . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 7.CONDITIONS TO THE OBLIGATIONS OF BUYER . . . . . . . . . . . . . . 15
    SECTION 7.1.  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . 15
    SECTION 7.2.  Representations and Warranties . . . . . . . . . . . . . . 15
    SECTION 7.3.  Compliance with Covenants. . . . . . . . . . . . . . . . . 15
    SECTION 7.4.  Board and Other Approvals. . . . . . . . . . . . . . . . . 15
    SECTION 7.5.  Corporate Proceedings. . . . . . . . . . . . . . . . . . . 15
    SECTION 7.6.  No Adverse Change. . . . . . . . . . . . . . . . . . . . . 16
    SECTION 7.7.  Regulatory Approvals . . . . . . . . . . . . . . . . . . . 16
    SECTION 7.8.  Supporting Documents . . . . . . . . . . . . . . . . . . . 16
    SECTION 7.9.  Manufacturer's Specifications. . . . . . . . . . . . . . . 16
    SECTION 7.10. Amendment of Physician Contracts . . . . . . . . . . . . . 16

ARTICLE 8.CONDITIONS TO THE OBLIGATIONS OF SELLER. . . . . . . . . . . . . . 16
    SECTION 8.1.  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . 16
    SECTION 8.2.  Representations and Warranties . . . . . . . . . . . . . . 16
    SECTION 8.3.  Compliance with Covenants. . . . . . . . . . . . . . . . . 16
    SECTION 8.4.  Supporting Documents . . . . . . . . . . . . . . . . . . . 17

ARTICLE 9.JOINT COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . 17
    SECTION 9.1.  Confidentiality of Business Information. . . . . . . . . . 17

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    SECTION 9.2.   Confidentiality of this Agreement . . . . . . . . . . . . 17

ARTICLE 10.INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . 18
    SECTION 10.1   Indemnification and Payment of Damages by Seller. . . . . 18
    SECTION 10.2   Indemnification and Payment of Damages by Buyer . . . . . 18
    SECTION 10.3.  Liability and Risk of Loss. . . . . . . . . . . . . . . . 19
    SECTION 10.4.  Procedure for Seller Indemnification - Third Party Claims 19
    SECTION 10.5.  Procedure for Buyer Indemnification - Third Party Claims. 20
    SECTION 10.6.  Procedure for Indemnification - Other Claims. . . . . . . 21
    SECTION 10.7.  Time Limitations. . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 11.MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    SECTION 11.1.  Termination Events. . . . . . . . . . . . . . . . . . . . 22
    SECTION 11.2.  Notice. . . . . . . . . . . . . . . . . . . . . . . . . . 23
    SECTION 11.3.  Survival of Covenants, Representations, and Warranties. . 24
    SECTION 11.4.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 11.5.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 11.6.  Severability. . . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 11.7.  Choice of Law . . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 11.8.  Binding Benefit . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 11.9.  Headings; Use of Terms. . . . . . . . . . . . . . . . . . 24
    SECTION 11.10. Counterparts. . . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 11.11. Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 25
    SECTION 11.12. Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 25
    SECTION 11.13. Construction. . . . . . . . . . . . . . . . . . . . . . . 25
    SECTION 11.14. Cumulative Remedies . . . . . . . . . . . . . . . . . . . 25
    SECTION 11.15. Attorneys Fees. . . . . . . . . . . . . . . . . . . . . . 25
    SECTION 11.16. Arbitration . . . . . . . . . . . . . . . . . . . . . . . 25
    SECTION 11.17. Entire Agreement. . . . . . . . . . . . . . . . . . . . . 25

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
                                    ASSET PURCHASE
                                         AND
                           LIABILITIES ASSUMPTION AGREEMENT
                                    BY AND BETWEEN
                               DESMOND L. FISCHER, M.D.
                                         AND
                                 INSIGHT HEALTH CORP.

    THIS ASSET PURCHASE AND LIABILITIES ASSUMPTION AGREEMENT (the
"AGREEMENT"), dated as of this 20th day of June, 1997, is made by and between Desmond L. Fischer, M.D. (d/b/a the Chattanooga Outpatient Center), an individual residing in the State of Tennessee ("SELLER"), and InSight Health Corp., a corporation duly organized and validly existing under the laws of the State of Delaware ("BUYER").

    WHEREAS, Seller is engaged in providing diagnostic imaging services to his customers and owns certain tangible and intangible assets, including, but not limited to, diagnostic imaging equipment at 1301 McCallie Avenue, Chattanooga, Tennessee (the "CENTER") (the imaging business operated at the Center as the Chattanooga Outpatient Center and for which the assets which are the subject of this Agreement are used shall be referred to as the "BUSINESS");

    WHEREAS, Seller desires to sell certain of his assets to Buyer, all as set forth herein;

    WHEREAS, Buyer desires to purchase certain assets and assume certain liabilities (and only such specified assets and liabilities) of Seller, all as set forth herein;

    NOW THEREFORE, in consideration of the premises and covenants as set forth herein, and subject to the representations, warranties, and conditions contained herein, the parties agree as follows:

                                      ARTICLE 1.
                                  PURCHASE OF ASSETS
                            AND ASSUMPTION OF LIABILITIES

    SECTION 1.1. INCORPORATION OF RECITALS. The recitals set forth above are incorporated herein by reference.

    SECTION 1.2. SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, and covenants contained herein, on the Closing Date (as defined below), Seller shall sell, convey, assign, transfer, and deliver, or cause to be sold, conveyed, assigned, transferred, and delivered, to Buyer, and Buyer shall purchase and acquire from Seller, the Assets (as defined below), free and clear of any title defect, mortgage, assignment, pledge, hypothecation, security interest, title or retention agreement, levy, execution, seizure, attachment, garnishment, deemed trust, lien, easement, option, right or claim of others, or charge or encumbrance of any kind whatsoever, except as set forth on the Disclosure Schedule, in exchange for Buyer paying the Purchase Price (as defined below) and Buyer assuming the Assumed Liabilities (as defined below). The term "ASSETS" shall mean all of the following described properties, assets, contracts, and rights used or useful in connection with the Business: (i) all contracts relating to the Business, including contracts to provide diagnostic imaging services to Seller's customer base; (ii) all fixed equipment, including MRI equipment, coils, cameras, film-processing equipment, mammography equipment, nuclear gamma camera system, ECT imaging couches, whole body couches, accusync gating, and other ancillary diagnostic equipment, computers, software, furniture, and fixtures; (iii) customer and prospect lists; (iv) all rights under leases; (vi) all other assets used in the Business, including prepaid expenses, inventory, and supplies; (v) the name "Chattanooga Outpatient Center" and all variations thereof, and all of Seller's telephone numbers relating to the Business. A definitive listing of the Assets is set forth on SCHEDULE A, attached hereto and incorporated herein by reference. Specifically excluded from this Agreement and the purchase obligations herein are any tax refunds due to Seller, accounts receivable of Seller as of the Closing Date (as defined below), and cash on hand as of the Closing Date (as defined below), and all assets of Seller not related to the Business.

    SECTION 1.3. ASSUMPTION OF LIABILITIES. Simultaneous with its purchase of the Assets, Buyer shall assume the payment and performance of the obligations of Seller from and after the Closing (as defined below), under the contracts, leases, and agreements as are specifically described on SCHEDULE B, attached hereto and incorporated herein by reference. The foregoing described liabilities shall hereinafter be referred to collectively as the "ASSUMED LIABILITIES." Buyer shall not assume any liability or obligation for any liability not specifically referred to or scheduled herein, including any liabilities with respect to Seller's employees, employee benefit plans, salaries, any unpaid overtime, accrued vacation time, back wages, associated tax liabilities, or other benefits or obligations.

    SECTION 1.4. PURCHASE PRICE. In addition to its assumption of the Assumed Liabilities, Buyer shall pay to Seller, in the aggregate, as consideration for his sale of the Assets the sum of nine million dollars ($9,000,000) (the "PURCHASE PRICE").

    SECTION 1.5. TAX ALLOCATION. The parties agree to allocate the Purchase Price and the Assumed Liabilities among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation set forth on SCHEDULE C, attached hereto and incorporated herein by reference, and shall make all necessary filings (including those required under Internal Revenue Code Section 1060) in accordance with that allocation.

                                    -2 of 26-
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    SECTION 1.6.  CLOSING.  The closing of the transactions contemplated by this Agreement shall take place at the offices of Chambliss, Bahner & Stophel, P.C., 1000 Tallan Building, Two Union Square, Chattanooga, Tennessee, or at such other place as the parties may mutually agree, at 9:00 a.m. on the later to occur of (i) June 25, 1997, or (ii) the date fifteen (15) days after Buyer has obtained all regulatory approvals necessary (if any are necessary) for consummation of the transactions contemplated hereby (or, if such date falls on a weekend or holiday, the first business day thereafter) (such closing being called the "CLOSING" and such date being called the "CLOSING DATE"). At the Closing, Seller shall deliver to Buyer the following:

    (a) Bills of sale and assignments transferring to Buyer all of the Assets, together with certificates or other evidence of title to the Assets, properly endorsed to Buyer;

    (b) Assignments and assumptions of Seller's rights and obligations with respect to Seller's contracts, leases, and agreements among the Assets to the extent assignable;

    (c) Consents to assignment and assumption from each of the other parties to such contracts, leases, and agreements;

    (d) Originals (or, where unavailable, attested copies) of each such contract, lease, or agreement included among the Assets;

    (e) Accurate interim financial statements for the Business for the month ended most recently prior to the Closing;

    (f) Statement of prorations as of the Closing of taxes, rents, lease payments, and other charges;

    (g) An opinion of counsel to Seller regarding the authority of Seller to conclude the transactions provided for herein and the due execution of the instruments at the Closing, and other matters set forth therein; and

    (h) Such other items as are set forth elsewhere in this Agreement and as Buyer and its counsel may reasonably request.

    At the Closing, Buyer shall deliver to Seller the following:

    (a) A cashiers or certified check, or wire transfer, in the total amount of nine million dollars ($9,000,000);

                                    -3 of 26-

    (b)  An Assumption Agreement with respect to the Assumed Liabilities;
         and

    (c) Such other items as are set forth elsewhere in this Agreement and as Seller and its counsel may reasonably request.

    SECTION 1.7. ABANDONMENT DATE. Notwithstanding anything herein to the contrary, if the Closing does not take place by the close of business on July 15, 1997 (the "ABANDONMENT DATE"), any party hereto shall have the option to terminate this Agreement on or within five (5) business days after the Abandonment Date, in which case this Agreement will terminate as to all parties hereto; provided, however, that (i) if the Closing does not take place as a result solely of any delay in obtaining any required governmental or regulatory approval, the Abandonment Date automatically shall be extended for an additional sixty (60) days and (ii) if the Closing does not take place as a result solely of any delay in obtaining any third-party consent to a material contract, the Abandonment Date will be extended for an additional thirty (30) days; provided further, however, that if such regulatory approval or third-party consent is not obtained within such respective extended periods, either party may terminate this Agreement, in which case this Agreement will terminate both parties hereto. The foregoing shall not be construed to terminate or otherwise affect any claims either party may have against the other for breach of any obligation arising out of this Agreement, or any other agreement entered into in connection herewith, prior to the Abandonment Date. The parties will seek and use their reasonable efforts to obtain all governmental and regulatory approvals and third-party consents for the consummation of the transactions contemplated by this Agreement, and the parties will cooperate with each other and their respective agents with respect to obtaining such governmental and regulatory approvals and third party consents.

                                      ARTICLE 2.
                                   OTHER AGREEMENTS

    SECTION 2.1. FINANCIAL STATEMENTS. If the Closing occurs, then within sixty (60) days after the Closing Date, Seller shall cause to be prepared by an independent public accountant, at Seller's cost and expense, audited financial statements of the Business for the fiscal year ended December 31, 1996.

    SECTION 2.2. PROFESSIONAL SERVICES AGREEMENT. Buyer, a professional corporation owned by Seller, and Seller shall enter into, as of the Closing Date, a Professional Services Agreement, as set forth in SCHEDULE D, attached hereto and incorporated herein by reference.

    SECTION 2.3.  NONCOMPETITION AGREEMENT.

                                    -4 of 26-

Seller shall enter into and deliver to Buyer, as of the Closing Date, a Noncompetition Agreement, as set forth in SCHEDULE E, attached hereto and incorporated herein by reference.

    SECTION 2.4. FURTHER ASSURANCES. From time to time after the Closing Date at Buyer's request and without further consideration, Seller shall give to Buyer and its representatives, auditors, and counsel full access during normal business hours to all of the properties, books, records, tax returns, contracts, licenses, franchises, and all of the documents of Seller relating to the Assets and Assumed Liabilities, and shall furnish to Buyer all information with respect thereto as Buyer may from time to time reasonably request. From time to time after the Closing, at Buyer's request and without further consideration, Seller shall execute and deliver at Seller's expense, such other instruments of conveyance and transfer and take such other actions as Buyer reasonably may require to more effectively deliver and vest in Buyer, and to put Buyer in legal and physical possession of, all of the Assets and the Assumed Liabilities.

    SECTION 2.5.  LEASE AGREEMENT.   Buyer and Seller shall enter into a
Lease Agreement, as set forth in SCHEDULE F, attached hereto and incorporated herein by reference, relative to the Center.

    SECTION 2.6.  COLLECTION OF PRE-CLOSING ACCOUNTS RECEIVABLE.   InSight
agrees that it shall take reasonable measures, consistent with its own collections policies, to collect Seller's accounts receivable related to Business as of the Closing Date and to remit to Seller all such accounts receivable actually collected, without charge or set-off. At the Closing or as soon thereafter as reasonably possible, Seller shall provide Buyer with an accurate and complete list of all such outstanding accounts receivable as of the Closing Date. Seller will cooperate in Buyer's efforts to collect such accounts receivable.

                                      ARTICLE 3
                            REPRESENTATIONS AND WARRANTIES
                                      OF SELLER

    Seller represents and warrants to Buyer as follows, except as set forth on the Disclosure Schedule attached as SCHEDULE G, attached hereto and incorporated herein by reference (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

    SECTION 3.1. POWER OF SELLER. Seller has all requisite power and authority and licenses, permits, franchises, certificates, authorizations, approvals, consents, and rights to own the Assets which are the

                                    -5 of 26-
subject of this Agreement, and to be a party to the contracts, leases, and other agreements which are the subject of this Agreement.

    SECTION 3.2. VALIDITY. Seller has the full legal power and authority to execute, deliver, and perform this Agreement and all other agreements and documents necessary to consummate the transactions contemplated hereby. This Agreement and all agreements related to this transaction have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligation of Seller enforceable in accordance with their terms (subject as to enforcement of remedies to equitable principles and to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Seller in connection with this Agreement and the transactions contemplated hereby, when executed and delivered, will constitute the legal, valid, and binding obligation of Seller enforceable in accordance with its respective terms (subject as to enforcement of remedies to equitable principles and to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally). The execution and delivery by Seller of this Agreement, and the performance of his obligations hereunder, and the sale and delivery of the Assets and assignment of the Assumed Liabilities, do not require any action or consent of any party other than Seller pursuant to any contract, agreement, or other undertaking material to Seller, or pursuant to any order or decree to which Seller is a party or to which any of his properties or assets are subject, and will not materially violate any provision of law, any order of any court or other agency of the government, or any indenture, agreement, or other instrument to which Seller, or any of Seller's properties or assets are bound, or materially conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim, or encumbrance of any nature whatsoever upon any of the properties or assets of Seller relating to the Business.

    SECTION 3.3. TITLE TO ASSETS. Seller has good and marketable title to all of the Assets, and all such Assets are free and clear of any title defect, mortgage, assignment, pledge, hypothecation, security interest, title or retention agreement, levy, execution, seizure, attachment, garnishment, deemed trust, lien, easement, option, right or claim of others, or charge or encumbrance of any kind whatsoever. The possession by Seller of any property used in the Business has not been disturbed and no claim has been asserted or threatened against Seller adverse to his rights in such property.

    SECTION 3.4. CONTRACTS, LEASEHOLD INTERESTS. SCHEDULE H, attached hereto and incorporated herein by reference, sets forth a list of all contracts, leases, or agreements to which Seller is a party related to the Business. Each such contract, lease, or agreement is a valid and subsisting contract, lease, or agreement without any default of Seller and, to the best knowledge of Seller, without any default thereunder of any other party thereto. No event has occurred and is

                                    -6 of 26-
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continuing which, with due notice or lapse of time or both, would constitute a default or event of default by Seller under any such contract, lease, or agreement or, to the best knowledge of Seller, by any other party thereto.

    SECTION 3.5. CONDITION OF PROPERTY. All fixtures, machinery, equipment, and other tangible property to be purchased and sold hereunder are in good operating condition.

    SECTION 3.6.  TRADEMARKS, PATENTS, AND OTHER RIGHTS.  Set forth in
SCHEDULE I, attached hereto and incorporated herein by reference, is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, and copyrights, and all applications for such which are in the process of being prepared, are owned by, or are registered in the name of Seller or of which Seller is a licensor or licensee, or in which any of Seller has any right, and in each case a brief description of the nature of such right. Seller owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, and know how (collectively, the "SELLER'S INTELLECTUAL PROPERTY") necessary or desirable to the conduct of the Business as conducted and as proposed to be conducted. No claim is pending or threatened to the effect that the operations of the Business infringe upon or conflict with the asserted rights of any other person under Seller's Intellectual Property, and, to the best knowledge of Seller, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the best knowledge of Seller, threatened to the effect that Seller's Intellectual Property owned or licensed by Seller or which Seller otherwise has the right to use, is invalid or unenforceable by Seller, and there is no known basis for any such claim (whether or not pending or threatened).

    SECTION 3.7. PROPRIETARY INFORMATION OF THIRD PARTIES. No third party has claimed or has any reason known to Seller to claim that any person employed by or affiliated with Seller has: (i) violated or may be violating any of the terms or conditions of his or her employment, noncompetition, or nondisclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its current or former employees. No third party has requested information from Seller which suggests that such a claim is being contemplated. To the best knowledge of Seller, no person employed by or affiliated with Seller has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and, to the best knowledge of Seller, no person employed by or affiliated with Seller has violated any confidential relationship which such person may have had with any third party in connection with the development or sale of any product or proposed product or the

                                    -7 of 26-
development or sale of any service or proposed service of Seller, and Seller does not have any reason to believe there will be any such employment or violation. To the best knowledge of Seller, the execution, delivery, or performance of this Agreement, the carrying on of the Business as employees or agents by any key employee or affiliated person of Seller, and the conduct or proposed conduct of the Business, will not materially conflict with or result in a material breach of the terms, conditions, or provisions of, or constitute a material default under any contract, covenant, or instrument under which any such person is obligated.

    SECTION 3.8. LITIGATION AND INVESTIGATIONS. There is no: (i) action, suit, claim, proceeding, or investigation relating to the Business which is pending or, to the best knowledge of Seller, threatened against or affecting Seller or any of his employees, by any private party or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign; or to the best knowledge of Seller, pending, threatened against, or affecting persons or entities who perform professional services under agreement with Seller before any professional self-governance, oversight, or regulatory body with respect to such agreement, (ii) arbitration proceeding relating to Seller pending under collective bargaining agreements or otherwise; or (iii) governmental or professional inquiry pending or, to the best knowledge of Seller, threatened against or directly or indirectly affecting Seller (including without limitation any inquiry as to the qualification of Seller to hold or receive any license or permit), and, to the best knowledge of Seller, there is no basis for any of the foregoing as to Seller and his employees or, to the best knowledge of Seller, as to entities or persons who perform professional services for Seller with respect to any agreements of such persons with Seller. Seller has not received any opinion, memorandum, or legal advice from legal counsel to the effect that Seller is exposed, from a legal standpoint, to any liability which may reasonably be expected to be material to the Business, prospects, financial condition, operations, property, or affairs of Seller. Seller is not in default with respect to any order, writ, injunction, or decree known to or served upon him of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. There is no action or suit by Seller pending or threatened against others. Upon the receipt of written approval for the transactions contemplated hereby from the applicable state regulatory bodies (to the extent any such approval is required), Seller will be in compliance in all material respects with all laws, rules, regulations, and orders applicable to the Business, operations, properties, assets, products, and services, and Seller has all necessary permits, licenses, and other authorizations required to conduct the Business as conducted and as proposed to be conducted. There is no existing law, rule, regulation, or order, or proposed law, rule, regulation, or order known to Seller, whether federal, state, local, or professional, which would prohibit or restrict Seller from, or otherwise materially adversely affect Seller in, conducting his respective business in any jurisdiction in which he is now conducting business or in which he proposes to conduct business.

    SECTION 3.9. TAXES. Seller has filed or caused to be filed all tax returns, federal, state, county, and local including, without limitation,

                                    -8 of 26-
income, sales, payroll, premium, withholding, informational and personal property tax returns, required to be filed by him and such returns have been duly prepared and filed. All taxes due by reason of the operations of the Business have been paid or reserved, including, without limitation, all taxes which Seller is obligated to withhold from accounts owing to employees, creditors, and third parties. All such taxes for which any such party has become obligated pursuant to elections made in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not yet payable. The federal income tax returns of Seller with respect to the Business have never been audited by the Internal Revenue Service. No deficiency assessment relating to the Business with respect to any proposed adjustment of Seller's federal, state, county, or local taxes is pending, or to the best knowledge of Seller, threatened. There is no tax lien, whether imposed by any federal, state, county, or local taxing authority outstanding against the Assets and properties of Seller relating to the Business. To the best knowledge of Seller, there is no pending examination or proceeding by any authority or agency relating to the assessment or collection of any such taxes, interest, or penalties thereon, nor, to the best knowledge of Seller, do there exist any facts that would provide a basis for any such assessment.

    SECTION 3.10. INSURANCE COVERAGE. With respect to the Business, Seller has maintained professional liability, casualty, fire, property loss, business interruption, and other insurance coverage of such types and in such amounts as is customary for businesses similarly situated. SCHEDULE J, attached hereto and incorporated herein by reference, sets forth a complete and correct list of all insurance policies in force with respect to Seller on the Closing Date and identifies the insurer, type, and amount of coverage for each, and the anniversary date for each.

    SECTION 3.11. FEES AND COMMISSIONS. Seller has not agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the insistance of, Seller in connection with this Agreement and the transactions contemplated hereby.

    SECTION 3.12. INSIDER INTERESTS. No current employee, health care provider, or ancillary health service provider of Seller: (i) owns, directly or indirectly, in whole or in part, any of the properties used in the Business; (ii) has received a loan or advance from Seller which is currently outstanding; (iii) has any obligation to make any loan to Seller; or (iv) has any other business relationship with Seller other than in his or her capacity as an employee, health care provider, or ancillary health service provider. No current employee of Seller owns, in whole or in part, directly or indirectly, any interest in excess of five percent (5%) in, or controls, or is an employee, officer, director, or partner of, or participant in, or consultant to, any corporation, association, partnership, limited partnership, joint venture, or other entity which is a competitor of Seller.

    SECTION 3.13.  OTHER APPROVALS.

                                    -9 of 26-

All consents, approvals, qualifications, orders, or authorizations of, or filings with, any governmental authority, including any court or other third party, required in connection with Seller's valid execution, delivery, or performance of this Agreement, or the consummation of any transaction contemplated by this Agreement, shall have been duly made and obtained and shall be effective on and as of the Closing Date.

    SECTION 3.14.  ENVIRONMENTAL LIABILITIES.

         3.14.1 Seller has not used, stored, treated, transported, manufactured, refined, handled, produced, or disposed of any Hazardous Materials (as defined below) or Petroleum Products (as defined below) on, under, at, from, or in any way materially affecting any of the properties or assets of the Business in any manner which at the time of the action in question violated any Environmental Law (as defined below), governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of Hazardous Materials (as defined below) or Petroleum Products (as defined below), and, to the best knowledge of Seller, no prior owner of such property or asset or any tenant, subtenant, prior tenant, or prior subtenant thereof has used Hazardous Materials (as defined below) or Petroleum Products (as defined below) on, from, or materially affecting such property or asset of the Business in any manner which at the time of the action in question violated any Environmental Laws (as defined below) governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of Hazardous Materials (as defined below) or Petroleum Products (as defined below).

         3.14.2 No pending claims have been made against Seller and no currently outstanding citations or notices have been issued against him and, to Seller's best knowledge, Seller has no obligations or liabilities, matured or not matured, absolute or contingent, assessed or unassessed, where such could reasonably be expected to have a material adverse affect on the Business, which in the case of any of the foregoing have been or are imposed by reason of or based upon any provision of any Environmental Laws (as defined below).

         3.14.3 As used herein, "ENVIRONMENTAL LAWS" shall mean any and all federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, or other court or arbitrator, in each case whether of the United States or foreign, regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) or Petroleum Products (as defined below) or environmental protection, as heretofore or now in effect, and the regulations adopted and publications promulgated thereunder and all substitutions thereof.

         3.14.4 As used herein, "HAZARDOUS MATERIALS" shall mean any hazardous materials, hazardous wastes, infectious medical wastes, hazardous or toxic substances, asbestos, asbestos fibers, friable asbestos, any PCB's, or constituents of the foregoing, defined or regulated as such in or under any Environmental Laws.

                                    -10 of 26-

         3.14.5 As used herein, "PETROLEUM PRODUCTS" shall mean gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene, and any other petroleum products.

    SECTION 3.15. FRAUD AND ABUSE. Seller and, to the best knowledge of Seller, persons who provide professional services under agreements with Seller have not engaged in any activities with respect to the Business which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C.
Section 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct.

    SECTION 3.16. EMPLOYEES. SCHEDULE K, attached hereto and incorporated herein by reference, sets forth a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of Seller's pension, retirement, profit-sharing, thrift-saving, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan. There are no written or verbal employment agreements, commitments, or understandings, and all personnel are employed "at-will". The employee relations of Seller are good in all material respects. There is no pending or, to the best knowledge of Seller, threatened employee strike, dispute slowdown, work stoppage, or labor dispute, and none has occurred. No union representation question exists respecting any employees of Seller. No collective bargaining agreement exists or is currently being negotiated by Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller is taking place, and none of the employees of Seller is represented by any labor union or organization. There is no unfair practice claim against Seller before the National Labor Relations Board. Seller is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours including compliance with any Internal Revenue Service guidelines on employees and independent contracts. Seller has complied with all requirements with respect to the employment of any person who is not a citizen of the United States. Seller is not engaged in any unfair labor practices (as defined in federal and state labor laws). There are no pending or, to Seller's best knowledge, threatened equal employment opportunity claims, wage and hour claims, unemployment compensation claims, or workers' compensation claims against or involving Seller with respect to the Business.

    SECTION 3.17. BENEFIT PLANS. Neither Seller, nor any other entity which is part of a controlled group of which Seller is a part, nor any other business or entity owned and/or controlled by Seller, maintains any qualified retirement plan, other than the 401(k) plan (the "PLAN") listed on SCHEDULE G. The Plan

                                    -11 of 26-
is currently qualified and a copy of its most recent favorable IRS determination letter has been provided to Buyer. To the best of Seller's knowledge, the Plan has been operated in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended, in all material respects. The Plan administrator has made all applicable filings with regard to the Plan and the related trust and will make all applicable filings required for the plan year in which this purchase occurs. To the best knowledge of Seller, there are no liabilities with respect to the Plan. The Plan has not been subject to a termination or partial termination. To the best knowledge of Seller, the Plan is not currently under audit or investigation by the Internal Revenue Service or the Department of Labor and Seller has no knowledge, nor has he received any notification, of a possible commencement of an investigation or audit. There are no pending or, to the best knowledge of Seller, threatened claims by or on behalf of the Plan, by any employee or beneficiary covered under the Plan, or otherwise involving the Plan. Seller has made available to Buyer a complete and accurate copy of all Plan documents including the Plan, all amendments, summary plan descriptions and Forms 5500 for the year ended December 31, 1995. Buyer will incur no liability with regard to the Plan as a result of this transaction.

    SECTION 3.18. DISCLOSURE. No representation or warranty by Seller in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by Seller pursuant hereto, (i) contains any untrue statement of a material fact, or (ii) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

                                      ARTICLE 4
                            REPRESENTATIONS AND WARRANTIES
                                       OF BUYER

    Buyer represents and warrants to Seller as follows except as set forth on the Disclosure Schedule attached as SCHEDULE L, attached hereto and incorporated herein by reference (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

    SECTION 4.1. ORGANIZATION, QUALIFICATION, AND CORPORATE POWER OF BUYER. Buyer (i) is a duly organized and validly existing for profit corporation in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to carry on its business as now conducted; and (iii) has all requisite power and authority and licenses, permits, franchises, certificates, authorizations, approvals, consents, and rights to own the property which is the

                                    -12 of 26-
subject of this Agreement, and to be a party to the contracts, leases, and other agreements which are the subject of this Agreement.

    SECTION 4.2. VALIDITY. Buyer has the full legal power and authority to execute, deliver, and perform this Agreement and all other agreements and documents necessary to consummate the transactions contemplated hereby, and all corporate action of Buyer necessary for such execution, delivery, and performance have been or will have been duly taken by Closing. This Agreement and all agreements related to this transaction have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligation of Buyer enforceable in accordance with their terms (subject as to enforcement of remedies to equitable principles and to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Buyer in connection with this Agreement and the transactions contemplated hereby, when executed and delivered, will constitute the legal, valid, and binding obligation of Buyer enforceable in accordance with its respective terms (subject as to enforcement of remedies to equitable principles and to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally). The execution and delivery by Buyer of this Agreement, and the performance of its obligations hereunder, will not materially violate any provision of law, the Restated Certificate of Incorporation or Bylaws of Buyer, any order of any court or other agency of the government, or any indenture, agreement, or other instrument to which Buyer, or any of its properties or assets are bound, or materially conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any such indenture, agreement, or other instrument.

    SECTION 4.3. FEES AND COMMISSIONS. Buyer has not agreed to pay or become liable to pay any broker's, finder's, or organization's fees or commissions by reason of services alleged to have been rendered for, or at the insistence of, Buyer in connection with this Agreement and the transactions contemplated hereby.

    SECTION 4.4. OTHER APPROVALS. All consents, approvals, qualifications, orders, or authorizations of, or filings with, any governmental authority, including any court or other third party, required in connection with Buyer's valid execution, delivery, or performance of this Agreement, or the consummation of any transaction contemplated by this Agreement, shall have been duly made and obtained and shall be effective on and as of the Closing Date.

    SECTION 4.5. DISCLOSURE. No representation or warranty by Buyer in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by Buyer pursuant hereto, (i) contains any untrue statement of a material fact, or (ii) omits to state a fact required to be stated therein or necessary to make the

                                    -13 of 26-
statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

                                      ARTICLE 5
                                 COVENANTS OF SELLER

    SECTION 5.1. OPERATION OF BUSINESS. Seller covenants to Buyer that he shall operate and manage the Business until the Closing in substantially the same manner as the Business has been operated and managed by Seller in the past and shall maintain the physical condition of the Assets, reasonable wear and tear excepted.

    SECTION 5.2. LIENS ON ASSETS. Seller covenants to Buyer that he shall not sell, assign, or create any right, title, easement, or interest whatsoever in or to the Assets or create, or permit to exist, any lien, encumbrance, option, right, claim, or charge thereon.

    SECTION 5.3. LITIGATION. Seller covenants to Buyer that he shall advise Buyer promptly upon notification to Seller of any pending or threatened litigation or other legal or regulatory action affecting the Assets, the Assumed Liabilities, Seller, or the Business.

    SECTION 5.4. NON-CONTRAVENTION. Seller covenants to Buyer that he shall not take any action or omit to take any action, which action or omission would have the effect of materially violating any of Seller's covenants, warranties, or representations in this Agreement.

    SECTION 5.5. STANDSTILL. Seller covenants to Buyer that he shall not execute any new contracts, leases, or agreements relating to the Business, or renew, extend, amend, modify, assign, or pledge any existing contracts, leases, and agreements relating to the Business, or assign or pledge any amounts payable thereunder, without the express prior written consent of Buyer.

    SECTION 5.6. INSURANCE. Seller covenants to Buyer that he shall cause all policies of insurance referenced in Section 3.10 and SCHEDULE J to be maintained in full force and effect through and including the Closing Date.

    SECTION 5.7. THIRD-PARTY CONSENTS. Seller covenants to Buyer that he shall use his best efforts to obtain all required consents of third parties to the assignment and assumption of the contracts, leases, and agreements included among the Assets and Assumed Liabilities.

                                    -14 of 26-

    SECTION 5.8. COOPERATION WITH BUYER. Seller covenants to Buyer that he shall use his best efforts to obtain, and/or cooperate with Buyer in taking all steps necessary for it to obtain, all required consents and approvals to Buyer's assumption of the Assumed Liabilities pursuant to this Agreement.

    SECTION 5.9. REGULATORY APPROVALS. Seller covenants to Buyer that he shall cooperate in Buyer's efforts to obtain all necessary regulatory approvals for consummation of the transactions contemplated hereby.

    SECTION 5.10. NON-SOLICITATION. Seller covenants to Buyer that he shall not negotiate with any other party for the sale of the Assets and Seller shall notify Buyer of the fact of any unsolicited offer to purchase the Assets and the identity of the offeror.

    SECTION 5.11. GENERAL COOPERATION. Seller covenants to Buyer that he shall cooperate in good faith with Buyer in addressing other matters necessary to consummate the transactions contemplated by this Agreement.

    SECTION 5.12. NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller promptly will notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

                                    -15 of 26-

                                      ARTICLE 6
                                  COVENANTS OF BUYER

    SECTION 6.1. THIRD-PARTY CONSENTS. Buyer covenants to Seller that Buyer shall cooperate with Seller in taking all steps necessary, and shall use Buyer's best efforts with respect thereto, to obtain all required consents of third parties to the assignment and assumption of the contracts, leases, and agreements included among the Assets and the Assumed Liabilities. Buyer further covenants that Buyer shall use its best efforts to obtain the consent of General Electric Company (acting through GEMS) and any other third parties (to the extent their consent is necessary) to this Agreement and the consummation and performance of the transactions contemplated hereby.

    SECTION 6.2. GENERAL COOPERATION. Buyer covenants to Seller that Buyer shall cooperate in good faith with Seller in addressing other matters necessary to consummate the transactions contemplated by this Agreement.

    SECTION 6.3. EMPLOYMENT. Buyer covenants to Seller that Buyer shall offer employment to Seller's employees listed on SCHEDULE M on terms and conditions established by Buyer.

    SECTION 6.4. NON-CONTRAVENTION. Buyer covenants to Seller that it shall not take any action or omit to take any action, which action or omission would have the effect of materially violating any of Buyer's covenants, warranties or representations in this Agreement.

    SECTION 6.5. REGULATORY APPROVALS. Buyer covenants to Seller that Buyer shall cooperate in Seller's efforts to obtain all necessary regulatory approvals for consummation of the transactions contemplated hereby.

    SECTION 6.6. NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may take the satisfaction of the

                                    -16 of 26-
conditions in Article 8 impossible or unlikely.

                                      ARTICLE 7
                        CONDITIONS TO THE OBLIGATIONS OF BUYER

    The obligation of Buyer to purchase and pay for the Assets and assume the Assumed Liabilities on the Closing Date, and consummate any other transactions contemplated by this Agreement, is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

    SECTION 7.1. OPINION OF COUNSEL. Buyer shall have received from counsel for Seller a legal opinion dated as of the Closing Date, substantially identical to the form set forth in SCHEDULE N, attached hereto and incorporated herein by reference.

    SECTION 7.2. REPRESENTATIONS AND WARRANTIES. All of Seller's representations and warranties contained in Article 3 of this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall be true, complete, and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made by Seller on and as of the Closing Date, without giving effect to any supplement or change to SCHEDULE G, and Seller shall have certified to such effect to Buyer in writing.

    SECTION 7.3. COMPLIANCE WITH COVENANTS. All of the covenants and obligations that Seller is required to perform or comply with pursuant to this Agreement at or prior to Closing (considered collectively), and each of these covenants (considered individually), must have been duly performed and complied with in all material respects.

    SECTION 7.4. BOARD AND OTHER APPROVALS. Buyer shall have obtained all Board approvals and third-party consents to material contracts necessary to consummate the transactions contemplated hereby, including, but not limited to, the consent of General Electric Company, acting through GEMS, as Buyer's primary lender.

    SECTION 7.5. CORPORATE PROCEEDINGS. All corporate and other proceedings to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received all such counterpart originals or certified or other copies of

                                    -17 of 26-
such documents as they reasonably may request.

    SECTION 7.6. NO ADVERSE CHANGE. Between the Due Diligence Termination Date and the Closing Date, (i) no material adverse change in the results of operations or, financial condition of the Business, and no loss or damage to the Assets (whether or not covered by insurance), shall have occurred; and
(ii) no material decline from the level of revenues of the Business shall have occurred.

    SECTION 7.7. REGULATORY APPROVALS. All necessary corporate and regulatory approvals for the transactions contemplated by this Agreement, including the approvals referenced in SCHEDULE H, shall have been obtained and must be in full force and effect.

    SECTION 7.8. SUPPORTING DOCUMENTS. Buyer and its counsel shall have received copies of all supporting documents reasonably requested by them.

    SECTION 7.9. MANUFACTURER'S SPECIFICATIONS. The service department of the manufacturer of Seller's MRI unit shall have completed an audit of Seller's MRI unit and shall have brought such unit up to manufacturer's specifications, all at Seller's cost.

    SECTION 7.10. AMENDMENT OF PHYSICIAN CONTRACTS. Seller shall have amended all consulting, reading, or other similar agreements with physicians in form and substance acceptable to Buyer.

                                      ARTICLE 8
                       CONDITIONS TO THE OBLIGATIONS OF SELLER

    The obligation of Seller to sell the Assets and assign the Assumed Liabilities on the Closing Date, and consummate any other transactions contemplated by this Agreement, is, at his option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

    SECTION 8.1. OPINION OF COUNSEL. Seller shall have received from counsel for Buyer a legal opinion dated as of the Closing Date, substantially identical to the form set forth in SCHEDULE O, attached hereto and incorporated herein by reference.

    SECTION 8.2.  REPRESENTATIONS AND WARRANTIES.  All of Buyer's

                                    -18 of 26-
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representations and warranties contained in Article 4 of this Agreement
(considered collectively), and each of these representations and warranties (considered individually), shall be true, complete, and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made by Buyer on and as of the Closing Date, and Buyer shall have certified to such effect to Seller in writing.

    SECTION 8.3. COMPLIANCE WITH COVENANTS. All of the covenants and obligations that Buyer is required to perform or comply with pursuant to this Agreement at or prior to Closing (considered collectively), and each of these covenants (considered individually), must have been duly performed and complied with in all material respects.

    SECTION 8.4. SUPPORTING DOCUMENTS. Seller and its counsel shall have received copies of all supporting documents reasonably requested by them.

                                      ARTICLE 9
                            JOINT COVENANTS OF THE PARTIES

    SECTION 9.1. CONFIDENTIALITY OF BUSINESS INFORMATION. The parties heretofore have received and hereafter may receive various financial and other information concerning their respective activities, business, assets, and properties. The parties agree that:

         9.1.1 all such information thus received by the parties shall not at any time, or in any way or manner, be utilized by the parties for their respective advantage or disclosed by the parties to others for any purpose whatsoever; and

         9.1.2 the parties shall take all reasonable measures to assure that no employee or agent under their respective control shall at any time use or disclose any information described in this Section; and

         9.1.3 this Section shall not apply to (i) any such information that was known to the parties prior to its disclosure to the parties in accordance with this Section or was, is, or becomes generally available to the public other than by disclosure by the parties or any of their respective employees or agents in violation of this Section; or (ii) any disclosure which such party makes to any regulatory agency pursuant to that party's obligations of disclosure to such agency.

    SECTION 9.2. CONFIDENTIALITY OF THIS AGREEMENT. The existence and contents of this Agreement and its Schedules and the nature and status of the transactions described herein and

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therein are confidential.  Without the prior written consent of the other party, no party will disclose to any person, other than to its respective directors, officers, key employees, affiliates, accounting, investment banking, and legal advisers, the existence and contents of this Agreement and its Schedules and the nature and status of the transactions described herein unless, in the written opinion of counsel to the party seeking to make the disclosure, such a disclosure is required by applicable corporation or securities laws. The timing and content of any announcements, press releases, or other public statements concerning the transactions contemplated by this Agreement will occur upon, and be determined by, the mutual agreement and consent of the parties, unless, in the written opinion of counsel to the party seeking to make the announcement, press release, or other public statement, such a disclosure is required by applicable corporation or securities laws.

                                      ARTICLE 10
                                   INDEMNIFICATION

    SECTION 10.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller will indemnify and hold harmless Buyer, its officers, employees, agents, directors, representatives, stockholders, controlling persons, and affiliates (collectively, the "BUYER INDEMNIFIED PERSONS") for, and will pay to Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with:

    (a) any breach of any representation or warranty made by Seller in this Agreement or any other certificate or document delivered by Seller pursuant to this Agreement;

    (b) any federal, state or local tax or fee incurred, accrued, or assessed in connection with the Assets or the Business with respect to any period prior to the Closing;

    (c) any liability or obligation related to or in connection with the Assets or the Business, including those liabilities and obligations set forth on Schedule G or as otherwise disclosed to Buyer, which are or were incurred with respect to any period prior to the Closing or which relate to the operation of the Business with respect to any period prior to the Closing; or

    (d) any breach by Seller of any covenant or obligation of Seller in this Agreement.

                                    -20 of 26-

    The remedies provided in this Section 10.1 will not be exclusive of or limit any other remedies that may be available to Buyer or other Buyer Indemnified Persons.

    SECTION 10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, his employees, agents, and representatives (collectively, the "SELLER INDEMNIFIED PERSONS") for, and will pay to Seller Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with:

    (a) any breach of any representation or warranty made by Buyer in this Agreement or any other certificate or document delivered by Buyer pursuant to this Agreement;

    (b) any federal, state or local tax or fee incurred, accrued, or assessed in connection with the Assets or the Business relating thereto as owned or operated by Buyer with respect to any period from and after the Closing;

    (c) any liability or obligation related to or in connection with the Assets or the Business as owned or operated by Buyer, incurred with respect to any period from and after the Closing or which relate to the operation of the Business by Buyer with respect to any period from and after the Closing; or

    (d) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

    The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Seller or other Seller Indemnified Persons.

    SECTION 10.3. LIABILITY AND RISK OF LOSS. Seller shall remain liable for all obligations and liabilities, costs and expenses, fixed or contingent, arising out of the operation or ownership of any of the Assets, the Center or the Business and out of the conduct of any business related to the Assets or the Business prior to the Closing, and shall remain liable for all such obligations and liabilities not assumed by Buyer pursuant to this Agreement following the Closing. All risk of loss of, and related to, the Assets, Business, or Center shall remain with Seller through the Closing.

                                    -21 of 26-

    SECTION 10.4.   PROCEDURE FOR SELLER INDEMNIFICATION - THIRD PARTY CLAIMS.

    (a)  Promptly after receipt by a Buyer Indemnified Person under Section
         10.1 of notice of the commencement of any proceeding against it, such Buyer Indemnified Person will, if a claim is to be made against Seller, give notice to Seller of the commencement of such claim, but the failure to notify Seller will not relieve Seller of any liability that he may have to any Buyer Indemnified Person, except to the extent that Seller demonstrates that the defense of such action is prejudiced by Buyer Indemnified Person's failure to give such notice.

    (b) If any proceeding referred to in Section 10.1 is brought against a Buyer Indemnified Person and Buyer Indemnified Person gives notice to Seller of the commencement of such proceeding, Seller will be entitled to participate in such proceeding and, to the extent that he wishes (unless (i) Seller is also a party to such proceeding and Buyer Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) Seller fails to provide reasonable assurance to Buyer Indemnified Person of his financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to Buyer Indemnified Person and, after notice from Seller to Buyer Indemnified Person of his election to assume the defense of such proceeding, Seller will not, as long as he diligently conducts such defense, be liable to Buyer Indemnified Person under this Section 10.1 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by Buyer Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If Seller assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by Seller without Buyer Indemnified Person's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against Buyer Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by Seller; and (iii) Buyer Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to Seller of the commencement of any proceeding and Seller does not, within ten
         (10) days after Buyer Indemnified Person's notice is given, give notice to Buyer Indemnified Person of his election to assume the defense of such proceeding, Seller will be bound by any determination made in such proceeding or any compromise or settlement effected by Buyer Indemnified Person which is approved by Seller.

                                    -22 of 26-

    (c) Notwithstanding the foregoing, if a Buyer Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, Buyer Indemnified Person may, by notice to Seller, assume the exclusive right to defend, compromise, or settle such proceeding, but Seller will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without his consent (which may not be unreasonably withheld).

    SECTION 10.5.   PROCEDURE FOR BUYER INDEMNIFICATION - THIRD PARTY CLAIMS.

    (a)  Promptly after receipt by a Seller Indemnified Person under Section
         10.2 of notice of the commencement of any proceeding against it, such Seller Indemnified Person will, if a claim is to be made against Buyer, give notice to Buyer of the commencement of such claim, but the failure to notify Buyer will not relieve Buyer of any liability that it may have to any Seller Indemnified Person, except to the extent that Buyer demonstrates that the defense of such action is prejudiced by Seller Indemnified Person's failure to give such notice.

    (b) If any proceeding referred to in Section 10.2 is brought against a Seller Indemnified Person and Seller Indemnified Person gives notice to Buyer of the commencement of such proceeding, Buyer will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) Buyer is also a party to such proceeding and Seller Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) Buyer fails to provide reasonable assurance to Seller Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to Seller Indemnified Person and, after notice from Buyer to Seller Indemnified Person of its election to assume the defense of such proceeding, Buyer will not, as long as it diligently conducts such defense, be liable to Seller Indemnified Person under this Section 10.2 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by Seller Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If Buyer assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by Buyer without Seller Indemnified Person's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the

                                    -23 of 26-
         rights of any person and no effect on any other claims that may be made against Seller Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by Buyer; and
         (iii) Seller Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to Buyer of the commencement of any proceeding and Buyer does not, within ten (10) days after Seller Indemnified Person's notice is given, give notice to Seller Indemnified Person of its election to assume the defense of such proceeding, Buyer will be bound by any determination made in such proceeding or any compromise or settlement effected by Seller Indemnified Person which is approved by Buyer.

    (c) Notwithstanding the foregoing, if a Seller Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, Seller Indemnified Person may, by notice to Buyer, assume the exclusive right to defend, compromise, or settle such proceeding, but Buyer will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

    SECTION 10.6. PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

    SECTION 10.7. TIME LIMITATIONS. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on or prior to the Closing Date, unless on or before a date two
(2) years from the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on or prior to the Closing Date, unless on or before a date two (2) years from the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with on or prior to the Closing Date, may be made at any time.

                                    -24 of 26-

                                      ARTICLE 11
                                    MISCELLANEOUS

    SECTION 11.1. TERMINATION EVENTS. This Agreement may, by written notice given prior to or at the Closing, be terminated:

         (a) by Buyer if a material breach of this Agreement has been committed by Seller and such breach has not been expressly waived in writing and has not been cured by the earlier of (a) ten (10) days after written notice of such breach has been provided to Seller or (b) the Closing Date;

         (b) by Seller if a material breach of this Agreement has been committed by Buyer and such breach has not been expressly waived in writing and has not been cured by the earlier of (a) ten (10) days after written notice of such breach has been provided to Buyer or (b) the Closing Date;

         (c) by Buyer if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through failure of Buyer to comply with its obligations under this Agreement) and Buyer has not expressly waived such condition in writing on or before the Closing Date;

         (d) by Seller if any of the conditions in Article 8 have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through failure of Seller to comply with his obligations under this Agreement) and Seller has not expressly waived such conditions in writing on or before the Closing Date;

         (e)  by mutual consent of Seller and Buyer; and

         (f) by Seller or Buyer in accordance with Section 1.7 of this Agreement.

    Notwithstanding the above, the parties agree that Sections 9.1 and 9.2 shall survive termination for any reason.

    SECTION 11.2. NOTICE. Whenever notice must be given under the provisions of this Agreement, such notice must be in writing and will be deemed to have been duly given by (a) hand-delivery (with written confirmation of receipt) addressed to the parties at their respective addresses set forth below; or (b) certified mail, return receipt requested, postage prepaid, and addressed to the parties at their respective addresses set forth below; or (c) telecopier (with written confirmation of receipt), provided that a

                                    -25 of 26-
copy is mailed by registered mail, return receipt requested, addressed to the parties at their respective addresses set forth below:

         If to Seller:

         1301 McCallie
         Chattanooga, TN 37404
         Fax: 423-624-1557

         with a copy to:

         William P. Aiken, Jr., Esquire
         Chambliss, Bahner & Stophel, P.C.
         1000 Tallan Building
         Two Union Square
         Chattanooga, TN 37402
         Fax: 423-265-9574

         If to Buyer:

         4400 MacArthur Boulevard
         Suite 800
         Newport Beach, CA   92660
         Attn:  General Counsel
         Fax: 714-851-5981

         with a copy to:

         Paul L. Uhrig, Esquire
         Green, Stewart, Farber & Anderson, P.C.
         2600 Virginia Avenue, N.W.
         Suite 1111
         Washington, D.C.   20036
         Fax: 202-342-8734

    SECTION 11.3. SURVIVAL OF COVENANTS, REPRESENTATIONS, AND WARRANTIES. Except as limited by Section 10.7, all warranties, representations, hold harmless, indemnity, noncompetition, and other obligations and restrictions made, undertaken, and agreed to by Seller or Buyer under this Agreement shall survive the Closing.

    SECTION 11.4.   AMENDMENT.

                                    -26 of 26-

No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge or change is sought.

    SECTION 11.5. ASSIGNMENT. This Agreement shall not be assignable by any party without the prior written consent of the other, except that Buyer may, provided that Buyer remains liable for its obligations hereunder, assign its rights and obligations under this Agreement in whole or in part, and from time to time, to any affiliate of Buyer upon written notice to Seller, and such assignee shall be considered Buyer for purposes of this Agreement and all related documents. Except as noted above, no other person or corporate entity shall acquire or have any rights under or by virtue of this Agreement.

    SECTION 11.6. SEVERABILITY. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

    SECTION 11.7. CHOICE OF LAW. The interpretation of this Agreement and the rights and obligations of Buyer and Seller hereunder shall be governed by the laws of the State of Tennessee, without regard to choice of law provisions.

    SECTION 11.8. BINDING BENEFIT. The provisions, covenants and agreements herein contained shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

    SECTION 11.9. HEADINGS; USE OF TERMS. All headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

                                    -27 of 26-

    SECTION 11.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same agreement.

    SECTION 11.11. EXPENSES. Each of the parties shall bear its own expenses in connection with this Agreement.

    SECTION 11.12. WAIVER. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

    SECTION 11.13. CONSTRUCTION. This Agreement shall not be construed more strictly against any party hereto by virtue of the fact that the Agreement may have been drafted or prepared by such party or its counsel, it being recognized that the parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of and is the product of negotiations between the parties.

    SECTION 11.14. CUMULATIVE REMEDIES. Any right, power, or remedy provided under this Agreement to any party hereto shall be cumulative and in addition to any other right, power or remedy provided under this Agreement now or hereafter existing at law or in equity, and may be exercised singularly or concurrently.

    SECTION 11.15. ATTORNEYS FEES. In the event that any party breaches this Agreement in any respect, the prevailing party shall be entitled to recover, in addition to any and all other remedies, which shall be cumulative, the reasonable attorney's fees, expenses, and costs which it incurs as a result thereof.

    SECTION 11.16. ARBITRATION. In the event of a dispute between the parties arising from or relating to this Agreement, including, but not limited to, construction, interpretation, implementation, or enforcement of this Agreement or the performance or breach of any provision in this Agreement, the parties shall meet and confer in good faith to resolve such dispute. In the event such efforts do not resolve the dispute within fifteen
(15) days from the date the dispute arises, either party may demand arbitration administered and conducted by the American Arbitration Association, before one (1) arbitrator, under its Commercial Arbitration Rules, such arbitration to be final, conclusive, and binding. Judgment on the award rendered by the arbitrator may be entered by any court having proper jurisdiction. This provision shall survive termination of this Agreement. Notwithstanding the foregoing, any party may seek or assert entitlement to injunctive relief or

                                    -28 of 26-
specific performance in court as an initial matter and shall have no prior obligation to establish in arbitration the entitlement to injunctive relief or specific performance.

    SECTION 11.17. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent dated February 24, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DESMOND L. FISCHER, M.D.               INSIGHT HEALTH CORP.


_______________________________   ____________________________________
SIGNATURE                         SIGNATURE

                                  ____________________________________
                                  PRINT NAME

                                  ____________________________________
                                  OFFICE OR TITLE


       [Signature Page for Asset Purchase and Liabilities Assumption Agreement by and between Desmond L. Fischer, M.D. and InSight Health Corp.]

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